FINANCING AND SECURITY AGREEMENT

     This Financing and Security Agreement (this “Agreement”) is entered into this 20th day of June, 2013 by and among Echo Automotive, Inc., a Nevada corporation (the “Company” or “Echo”) and Emerald Private Equity Fund, LLC, a Illinois limited liability company (“EMERALD” or “Holder”). Each of the parties to this Agreement also referred to as a “Party” and collectively the “Parties.” This Agreement sets forth the terms for mezzanine financing to the Company from EMERALD.

RECITALS

     WHEREAS, the Parties and their respective Board of Directors have agreed to enter into a financing agreement as detailed within;

     WHEREAS, the Parties intend to clarify the commitment of EMERALD to providing financing for the Company as evidenced by this Agreement;

     WHEREAS, the Company will agree to specific terms and conditions for such financing;

     WHEREAS, EMERALD will agree to provide Two Hundred Thousand Dollars ($200,000.00) of funding to the Company as part of this Agreement;

     WHEREAS, the Parties agree that said funding will be provided to the Company pursuant to a form of Secured Convertible Note in the form set forth in Exhibit A; and

     WHEREAS, the Agreement will provide for certain conversion and payable in kind features.

     NOW THEREFORE BE IT RESOLVED, that for consideration noted in this Agreement, which all Parties deem sufficient, and intending to be bound by the provisions hereof, the Parties agree as follows:

AGREEMENT

     1. Financing.

     EMERALD hereby agrees to provide the Company with funding as follows:

          1.1 Upon confirmation of the filing by the Company of a registration statement with the Securities and Exchange Commission with respect to the shares issuable upon conversion of the Note and upon exercise of the Warrants (collectively, the “Shares”), EMERALD will provide the Company Two Hundred Thousand Dollars ($200,000) of funding (the “Funding”) by wire transfer of immediately available funds.

          1.2 As set forth within this Agreement, in connection with each $0.70 provided by EMERALD in cash for financing for the Company pursuant to the terms of this Agreement, EMERALD will receive a warrant to purchase two and a half (2.5) shares of the Echo common stock at a per share exercise price of $0.65 with a term of five (5) years (the “Warrants”). The Warrants shall be in substantially the form attached hereto as Exhibit B.

          1.3 For a period of one hundred twenty (120) days from the date of execution of this Agreement, the Company shall not offer financing terms that are more favorable to any other investor than those offered to EMERALD with respect to the pricing for conversion of convertible notes or the warrant exercise price in any private placement offering or any other financing transaction.

Emerald Private Equity Fund Financing Agreement

          1.4 For purposes of clarification, subject to the other provisions of this Agreement, the Company, upon receiving $200,000 from EMERALD, will issue warrants to EMERALD to purchase 714,286 shares of Echo restricted common stock at an exercise price of $0.65 per share (the “Warrant” or the “Warrants”). The Warrants will have a five (5) year exercise right from date of issuance. Any Warrants due to EMERALD from the Company will be issued within ninety (90) days from the receipt of any cash, resulting from the financing described within, which triggers the Warrant(s) issuance.

          1.5 The Funding is being provided to the Company by EMERALD through a convertible note (the “Note”) which has a maturity date of five (5) years from the date of the first advance (the “Maturity Date”). Either Party may convert all amounts due to EMERALD as described in the Note, to Echo Common stock, at any time after Shares are registered with the SEC.

          1.6 The eight percent (8%) interest due to EMERALD from the Company will be calculated every 365 days on any outstanding balance and will be accrued and will not be due until the Maturity Date described within (“Interest”). The Company will have the option to pay the Interest at any time during the term of the Note without any type of penalty or upon maturity in cash or common shares of the Company, at the Company’s sole option, calculated as two (2) shares per $0.70 of interest owed.

          1.7 If EMERALD elects to convert any of the outstanding Note balance to Echo restricted common stock, the conversion rate will be two (2) shares of Echo restricted common stock for each $0.70 (the “Conversion”) (Example: $200K repayment amount would convert to 571,429 Echo restricted common shares [$200,000/$0.70 X 2 Shares = 571,429 common shares]).

          1.8 ECHO will register with the Securities and Exchange Commission any and all shares issuable upon Conversion and upon exercise of the Warrants pursuant to this Agreement within ninety (90) days of the date of this Agreement.

          1.9 If EMERALD does not exercise each Warrant within the five (5) year term, the Warrant will expire without further obligation from the Company.

     2. GENERAL PROVISIONS.

          2.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          2.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that otherwise govern under applicable principles of conflicts of law.

          2.3 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          2.4 Amendments and Waivers. The terms of this Agreement may be amended, terminated or waived only with the written consent of the Parties.

Emerald Private Equity Fund Financing Agreement

          2.5 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed to the address or record for the Parties on the Company’s books and records. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or three days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

          2.6 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

          2.7 Entire Agreement. This Agreement constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Emerald Private Equity Fund Financing Agreement

     IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

THE COMPANY:

ECHO AUTOMOTIVE, Inc., a Nevada corporation

By:	/s/ Patrick van den Bossche
Patrick van den Bossche
Chief Operating Officer, Managing Director

EMERALD:

EMERALD PRIVATE EQUITY FUND, LLC, an
Illinois limited liability company

By:	/s/ Sheldon Gross

Name:	Sheldon Gross

Title:	Manager

Emerald Private Equity Fund Financing Agreement